FOR IMMEDIATE RELEASE

CONTACTS:   Alanco Investor Relations          Equity Communications
--------
            (480) 607-1010                     Ira Weingarten
            www.alanco.com                     (805) 897-1880
            --------------
                                               ira@equitycommunication.com

         Alanco Reports First Quarter Sales Revenue Tripling to $5.1
            Million Resulting in Significant EBITDA Improvement

(Scottsdale, AZ - November 20, 2006) - Alanco Technologies, Inc. (NASDAQ: ALAN), a leading provider of wireless tracking and asset management solutions, today announced that sales revenue for its fiscal first quarter ended September 30, 2006 increased to $5,134,900, compared to $1,601,600 for the comparable period in the prior fiscal year. First quarter EBITDA loss (before interest, taxes, depreciation and amortization) decreased 36% to ($608,600) from ($951,300) for the first quarter of fiscal 2005. The first quarter net loss attributable to common stockholders (including preferred stock dividends in-kind) was ($1,235,000), or ($0.08) per share, an improvement of 7% compared to the net loss incurred in the prior fiscal year first quarter of ($1,330,000), or ($.12) per share. The dramatic revenue increase and EBITDA improvement was due primarily to contribution from recently acquired StarTrak Systems, the leading provider of wireless tracking and monitoring services to the refrigerated transport industry, and now the Company's largest subsidiary.

Robert R. Kauffman, Alanco Chairman and Chief Executive Officer, stated, "This quarter was the initial reporting period reflecting consolidation of our StarTrak subsidiary, acquired June 30, 2006, which has dramatically advanced the Company to a new financial plateau. We are obviously pleased with StarTrak's debut performance, as the new subsidiary's revenue and operating profit provided the major contribution towards our record first quarter sales revenue and significantly narrowed EBITDA loss. We anticipate continued quarterly sales and profit increases from StarTrak based upon a strong sales backlog and recent manufacturing gains enabled by significant post-acquisition working capital provided by the Company."

"Although posting a modest operating loss reduction, our strategically important TSI PRISM inmate tracking business again disappointed with expected new first quarter contracts mired in uncontrollable procurement delays. However, substantial progress was achieved in the quarter relative to these contracts and additional numerous opportunities expected to begin generating tangible results in the second quarter."

"We encountered an unexpectedly large first quarter operating loss of almost $250,000 in Data Storage. Our Arraid subsidiary, which was a minor contributor to the quarter's Data Storage loss, was sold during the period. Excel/Meridian Data, now our sole Data Storage business, suffered an unusually poor September sales period, which appeared to be anomalous as October sales bookings surged to near record levels. Bottom line, we expect Data Storage to get back on track in the second quarter and at least break even."

"All business segments considered, we believe we are on target towards our priority Fiscal 2007 performance goal of achieving positive EBITDA in the third quarter. Financially, we are in a very strong position to support this growth plan, having completed a $4 million debt financing on October 3, 2006."

The Company utilizes earnings before net interest income, income taxes, depreciation, and amortization of intangible assets, (EBITDA), as an important indicator to measure operating performance. EBITDA may also be used by certain investors to compare and analyze operating results between accounting periods. However, EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other financial statement data prepared in accordance with U.S. GAAP or as a measure of performance or liquidity. A reconciliation of EBITDA to Loss Before Dividends for the quarter ended September 30, 2006 is presented below.

Alanco Technologies, Inc. (NASDAQ: ALAN), headquartered in Scottsdale, Arizona, is a rapidly growing provider of wireless tracking and asset management solutions through its StarTrak Systems and Alanco/TSI PRISM subsidiaries. Corporate website: www.alanco.com

         StarTrak Systems is a leading provider of GPS tracking and wireless asset management services to the transportation industry and the dominant provider of tracking, monitoring and control services to the refrigerated or "Reefer" segment of the transportation marketplace. StarTrak products increase efficiency and reduce costs of the refrigerated supply chain through the wireless monitoring and control of critical Reefer data, including GPS location, cargo temperatures and Reefer fuel levels. StarTrak offers complete integrated solutions for tracking, monitoring and controlling refrigerated trailers, trucks, railcars, and containers. Additional information is available at www.StarTrak.com.

         Alanco/TSI PRISM is the leading provider of RFID real-time tracking technologies for the corrections industry. TSI PRISM systems track and record the location and movement of inmates and officers, resulting in enhanced facility safety and security and significant staff productivity improvements. Utilizing proprietary RFID (Radio Frequency Identification) tracking technology, TSI PRISM provides real-time inmate and officer identification, location and tracking both indoors and out, and is currently utilized in prisons in Michigan, California, Illinois, Ohio, Missouri, and Virginia. Additional information is available at www.TSIPRISM.com.

         The Company also participates in the data storage industry through its Excel/Meridian Data, Inc. subsidiary, a manufacturer of Network Attached Storage
(NAS) systems. Additional information is available at www.excelmeridian.com.

EXCEPT FOR HISTORICAL INFORMATION, THE STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED BY, RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY THOSE STATEMENTS. THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, REDUCED DEMAND FOR INFORMATION TECHNOLOGY EQUIPMENT; COMPETITIVE PRICING AND DIFFICULTY MANAGING PRODUCT COSTS; DEVELOPMENT OF NEW TECHNOLOGIES WHICH MAKE THE COMPANY'S PRODUCTS OBSOLETE; RAPID INDUSTRY CHANGES; FAILURE OF AN ACQUIRED BUSINESS TO FURTHER THE COMPANY'S STRATEGIES; THE ABILITY TO MAINTAIN SATISFACTORY RELATIONSHIPS WITH LENDERS AND TO REMAIN IN COMPLIANCE WITH FINANCIAL LOAN COVENANTS AND OTHER REQUIREMENTS UNDER CURRENT BANKING AGREEMENTS; AND THE ABILITY TO SECURE AND MAINTAIN KEY CONTRACTS AND RELATIONSHIPS.
                                 (table follows)


                          Alanco Technologies, Inc.
                Condensed Consolidated Financial Information

                                                3 months ended September 30,
                                                    2006             2005
                                               -------------    -------------
NET SALES                                      $   5,134,900    $   1,601,600
                                               =============    =============

NET LOSS                                       $    (937,100)   $  (1,064,300)
     Preferred stock dividends - in kind            (297,900)        (265,700)
                                               -------------    -------------
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS   $  (1,235,000)   $  (1,330,000)
                                               =============    =============

NET LOSS PER SHARE - BASIC AND DILUTED
     Attributable to Common Shareholders       $       (0.08)   $       (0.12)
                                               =============    =============

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING        15,675,000       10,766,200
                                               =============    =============


                            EBITDA RECONCILIATION
EBITDA                                         $    (608,600)   $    (951,300)
        Net interest expense                         (86,100)         (20,500)
        Depreciation and Amortization               (242,400)         (92,500)
                                               -------------    -------------
NET LOSS                                       $    (937,100)   $  (1,064,300)
                                               =============    =============


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